IKON Office Solutions, Inc. 70 Valley Stream Parkway Malvern, PA 19355 www.ikon.com
News Release

Contacts:
Investors	Media
Henry M. Miller, Jr.	Wendy Pinckney
610-408-7060	610-408-7297
hmmiller@ikon.com	wpinckney@ikon.com
IKON ANNOUNCES THIRD QUARTER RESULTS
EPS of $0.37, Excluding $0.03 Net Charge; EPS of $0.34 as Reported
MALVERN, Pa.—July 24, 2008 — IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the third quarter of fiscal 2008, which ended June 30, 2008. For the third quarter, earnings per diluted share were $0.34, including a $0.04 per share loss on the early extinguishment of debt and a $0.01 per share benefit from an adjustment to the restructuring charge incurred in the first quarter. Excluding these items, earnings per diluted share were $0.37, a 61 percent increase from the third quarter of fiscal 2007 and at the high end of the Company’s recently improved outlook of $0.35 to $0.37. As reported, earnings per diluted share increased 48 percent year over year.
Total revenue for the third quarter of fiscal 2008 was $1.1 billion, a 1 percent increase year over year, including 1.1 points of currency benefit. Total gross profit increased $7 million year over year to $354 million, reflecting a 50 basis point improvement in gross profit margin. Selling and administrative expenses decreased to $292 million, primarily due to lower administrative expenses, partially offset by higher currency and sales compensation-related expenses. Selling and administrative expenses were a record low 27.8 percent of revenue in the third quarter of fiscal 2008 compared with 28.1 percent in the third quarter of fiscal 2007.
Operating income grew 18 percent to $63 million year over year and operating margin was 6 percent. Excluding the $1 million restructuring adjustment, operating income grew 16 percent to $62 million, and operating income margin was 5.9 percent. Interest expense, net of interest income, increased $4 million year over year to $15 million, and weighted average fully diluted shares declined 25 percent to 94 million, primarily due to the financing associated with the Company’s share repurchase activity in the first quarter. The Company’s effective tax rate for the third quarter was 26 percent as reported, compared with 33 percent in the prior-year quarter, due to the closure of various federal and state income tax audits and the expiration of certain statutes of limitations. Net income for the quarter was $32 million and included a $3 million (after tax) net charge from non-recurring items. Excluding such items, net income was $35 million, compared with $29 million in the third quarter of fiscal 2007.

“We are pleased with our 6 percent operating income margin in the quarter,” said IKON Chairman and Chief Executive Officer Matthew J. Espe. “We built on our second quarter momentum and delivered another quarter of better-than-expected results. We also completed our One Platform migration in the U.S., reduced corporate debt by $162 million and generated approximately $90 million of cash from operations during the quarter.”
Third Quarter Fiscal 2008 Financial Details
Equipment revenue, which includes the sale of copier/printer multifunction products, was $444 million, a 1 percent decline from $448 million in the third quarter of fiscal 2007. Total Equipment revenue was driven primarily by a decline in revenue in the U.S. black and white office segment of 11 percent; partially offset by growth in the U.S. color office, color production, and black and white production segments of 14, 6, and 3 percent, respectively; growth in Europe; and a currency benefit of 1.3 points. Gross margin on Equipment increased to 25.1 percent from 24.3 percent in the third quarter of fiscal 2007, primarily due to higher average selling prices and a higher mix of used equipment.
Customer Service and Supplies revenue, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, was $347 million, up from $346 million in the third quarter of fiscal 2007. This performance reflects growth in Europe and a currency benefit of 1.3 points, partially offset by lower revenue in North America. Customer Service and Supplies revenue in North America declined primarily due to lower total page volume, a decline in analog copier machines in field (MIF), as expected, and a 1 percent decline in digital copier MIF. Total North American digital copier MIF, including On-site Managed Services, increased 2 percent year over year. Gross margin on Customer Service and Supplies was 43.3 percent in the third quarter of fiscal 2008, compared with 44.2 percent in the third quarter of fiscal 2007, primarily due to North America, where cost declines did not keep pace with revenue.
Managed and Professional Services revenue was $211 million, up 4 percent year over year. On-site Managed Services revenue, which represents approximately 70 percent of total Managed and Professional Services, increased 6 percent. Professional Services also grew 6 percent, while Off-site Managed Services declined 6 percent. Management is considering options to improve the Off-site Managed Services business performance. Gross margin on Managed and Professional Services increased to 29.4 percent from 27.8 percent a year ago, primarily due to growth in Professional Services revenue on lower fixed costs, continued contract profitability growth in On-site Managed Services, and cost reductions in Off-site Managed Services.
Rental and Fees revenue of $32 million increased 1 percent from the same period in fiscal 2007, primarily due to higher agency fees. Gross margin improved to 77.7 percent from 73.9 percent in the prior year. Other revenue of $16 million increased 2 percent from the prior-year quarter.

Balance Sheet and Liquidity
The Company reduced corporate debt by $162 million during the quarter to $579 million, primarily due to the redemption of its 2012 Notes. As a result of its debt reduction activities, the Company’s cash balance declined $97 million in the quarter to $107 million. Inventory increased $9 million to $278 million and accounts payable rose $31 million to $273 million in the quarter.
In the first nine months of fiscal 2008, the Company generated $148 million of cash from operations, compared with $16 million in the first nine months of fiscal 2007. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $35 million in the first nine months of fiscal 2008, compared with $33 million in the same period of fiscal 2007. As a result, free cash flow was $112 million in the first nine months of fiscal 2008, a $129 million improvement from the first nine months of fiscal 2007.
The Company paid $4 million of dividends to shareholders during the quarter, and IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on September 10, 2008, to holders of record at the close of business on August 25, 2008. At June 30, 2008, actual shares outstanding were 94 million. While the Company plans to repurchase shares within the covenants of its existing debt agreements, it does not expect to resume this activity until fiscal 2009 when it has increased its capacity under its debt covenants.
Outlook
For fiscal 2008, the Company expects revenue to be flat year over year, its expense-to-revenue ratio to be approximately 28 percent, an operating income margin of approximately 5 percent, and earnings per diluted share to range from $1.00 to $1.05. For the fourth quarter, the Company expects earnings per diluted share to range from $0.25 to $0.30. These projections exclude the year-to-date net $6 million pre-tax restructuring charge ($0.03 per share), the $0.04 per share loss on early extinguishment of debt in the third quarter, and the impact of any future actions the Company may take to improve its business.
For fiscal 2008, the Company anticipates fully diluted weighted average shares to range from 99 to 100 million and free cash flow to range from $130 to $150 million. The Company’s financial projections also anticipate an effective tax rate as reported of approximately 34 percent for fiscal 2008. However, this tax rate expectation is subject to the outcome of a pending audit resolution, which if closed in the fourth quarter, may lower the Company’s effective tax rate to as low as 31 percent for fiscal year 2008, representing a potential benefit of up to $0.05 per share.
“We are pleased with our strong third quarter operating performance,” said Espe. “We remain focused on increasing placements of color machines, growing our annuity streams, improving sales productivity, reducing costs and expenses, and generating strong cash flow.”

Conference Call, Webcast and Replays
IKON will host a conference call and webcast at 11:00 a.m. EDT on Thursday, July 24, 2008 to discuss its results for the third quarter of fiscal 2008. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (877) 869-3847 or (201) 689-8261.
A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends. To listen, please visit www.ikon.com and click on Investor Relations and then Webcasts & Presentations.
Beginning at approximately 1:00 p.m. EDT on July 24, 2008, and ending at approximately midnight EDT on July 28, 2008, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 291238.
About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, and Konica Minolta, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 24,000 employees in over 400 locations throughout North America and Western Europe.
This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to its expected fourth quarter and full fiscal year 2008 results from operations, revenues, cost and expense reductions, margins, tax rate, cash flow, and our strategic priorities, including: growth objectives; operational leverage; and capital strategy initiatives including share repurchases. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition, results may differ materially from those expressed in any forward-looking statements.
The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures such as free cash flow, adjusted operating income and income margin, and non-GAAP EPS.
Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases. IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.
Adjusted operating income and operating income margin exclude the third-quarter restructuring adjustment. Non-GAAP EPS as used in this release, excludes the restructuring adjustment and the loss on early extinguishment of debt in the third quarter of fiscal 2008, and the impact of any future actions the Company may take to improve its business. IKON believes these measures provide investors with useful indications of the performance of IKON’s ongoing operations and financial position.
The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.
IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.
(FIKN)
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IKON Office Solutions, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30,	September 30,
	2008	2007
Assets
Cash and cash equivalents	$106,533	$349,237
Accounts receivable, net	558,438	552,776
Lease receivables, net	81,559	84,207
Inventories	277,523	287,503
Prepaid expenses and other current assets	35,139	35,025
Income taxes receivable	3,149	—
Deferred taxes	45,717	48,167

Total current assets	1,108,058	1,356,915

Long-term lease receivables, net	254,015	251,776
Equipment on operating leases, net	58,052	72,052
Property and equipment, net	148,504	154,218
Deferred taxes	24,591	18,144
Goodwill	1,336,444	1,333,249
Other assets	89,480	84,354

Total Assets	$3,019,144	$3,270,708

Liabilities
Current portion of corporate debt	$3,851	$16,798
Current portion of non-corporate debt	58,277	51,077
Trade accounts payable	272,789	263,657
Accrued salaries, wages and commissions	99,264	93,052
Deferred revenues	105,743	109,796
Income taxes payable	—	15,240
Other accrued expenses	121,589	129,323

Total current liabilities	661,513	678,943
Long-term corporate debt	575,369	576,199
Long-term non-corporate debt	174,889	181,334
Other long-term liabilities	153,600	128,211

Total Shareholders’ Equity	1,453,773	1,706,021

Total Liabilities and Shareholders’ Equity	$3,019,144	$3,270,708

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

	Three Months Ended June 30,
	2008	2007
Revenues
Equipment	$444,320	$447,727
Customer service and supplies	346,840	345,927
Managed and professional services	210,648	203,372
Rental and fees	32,319	31,954
Other	16,351	16,036

	1,050,478	1,045,016

Cost of Revenues
Equipment	332,930	339,116
Customer service and supplies	196,739	193,113
Managed and professional services	148,821	146,911
Rental and fees	7,203	8,344
Other	10,538	10,574

	696,231	698,058

Gross Profit
Equipment	111,390	108,611
Customer service and supplies	150,101	152,814
Managed and professional services	61,827	56,461
Rental and fees	25,116	23,610
Other	5,813	5,462

	354,247	346,958

Selling and administrative	291,848	293,373
Restructuring benefit	(1,051)	—

Operating income	63,450	53,585

Loss from the early extinguishment of debt	5,702	—
Interest income	992	2,473
Interest expense	15,537	12,860

Income before taxes on income	43,203	43,198
Taxes on income	11,123	14,132

Net income	$32,080	$29,066

Basic Earnings Per Common Share	$0.34	$0.23

Diluted Earnings Per Common Share	$0.34	$0.23

Cash Dividends Per Common Share	$0.04	$0.04

Weighted Average Common Shares Outstanding, Basic	93,889	124,818

Weighted Average Common Shares Outstanding, Diluted	94,494	126,563

Operational Analysis:
Gross profit %, equipment	25.1%	24.3%
Gross profit %, customer service and supplies	43.3%	44.2%
Gross profit %, managed and professional services	29.4%	27.8%
Gross profit %, rental and fees	77.7%	73.9%
Gross profit %, other	35.6%	34.1%
Total gross profit %	33.7%	33.2%
Selling and administrative as a % of revenue	27.8%	28.1%
Operating income as a % of revenue	6.0%	5.1%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

	Nine Months Ended June 30,
	2008	2007
Revenues
Equipment	$1,291,603	$1,317,650
Customer service and supplies	1,041,408	1,037,164
Managed and professional services	627,580	593,852
Rental and fees	96,803	101,938
Other	50,339	53,032

	3,107,733	3,103,636

Cost of Revenues
Equipment	957,415	989,209
Customer service and supplies	601,487	590,034
Managed and professional services	449,109	433,374
Rental and fees	22,336	26,739
Other	32,685	35,201

	2,063,032	2,074,557

Gross Profit
Equipment	334,188	328,441
Customer service and supplies	439,921	447,130
Managed and professional services	178,471	160,478
Rental and fees	74,467	75,199
Other	17,654	17,831

	1,044,701	1,029,079
Selling and administrative	886,337	874,790
Restructuring charge	5,561	—

Operating income	152,803	154,289
Loss from the early extinguishment of debt	5,702	—
Interest income	4,273	8,872
Interest expense	45,814	37,842

Income before taxes on income	105,560	125,319
Taxes on income	36,018	38,463

Net income	$69,542	$86,856

Basic Earnings Per Common Share	$0.69	$0.69

Diluted Earnings Per Common Share	$0.69	$0.68

Cash Dividends Per Common Share	$0.12	$0.12

Weighted Average Common Shares Outstanding, Basic	100,453	126,131

Weighted Average Common Shares Outstanding, Diluted	101,067	128,020

Operational Analysis:
Gross profit %, equipment	25.9%	24.9%
Gross profit %, customer service and supplies	42.2%	43.1%
Gross profit %, managed and professional services	28.4%	27.0%
Gross profit %, rental and fees	76.9%	73.8%
Gross profit %, other	35.1%	33.6%
Total gross profit %	33.6%	33.2%
Selling and administrative as a % of revenue	28.5%	28.2%
Operating income as a % of revenue	4.9%	5.0%

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands and unaudited)

	Nine Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$69,542	$86,856
Additions (deductions) to reconcile net income to net cash provided by operating activities:
Depreciation	54,692	52,002
Amortization	797	806
Other non-cash items	2,627	1,712
Loss on disposal of property and equipment	1,002	628
Provision for losses on accounts and lease receivables	5,491	4,131
Restructuring charge	5,561	—
Provision for deferred income taxes	16,646	10,147
Stock-based compensation expense	7,917	7,039
Excess tax benefits from stock-based payments arrangements	(265)	(1,586)
Pension expense	3,277	1,730
Loss from the early extinguishment of debt	5,702	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivables	(11,203)	5,050
(Increase) decrease in finance lease receivables	(2,652)	7,821
Decrease (increase) in inventories	10,459	(96,760)
Increase in prepaid expenses and other assets	(7,283)	(5,989)
Increase in accounts payable	7,783	685
Decrease in deferred revenue	(3,091)	(14,784)
Payments related to restructuring plans	(1,699)	—
Decrease in accrued expenses	(8,701)	(37,637)
Contributions to pension plans	(2,689)	(4,514)
Decrease in income taxes payable	(6,120)	(1,718)
Other	—	(7)

Net cash provided by operating activities	147,793	15,612

Cash Flows from Investing Activities
Expenditures for property and equipment	(26,816)	(23,366)
Expenditures for equipment on operating leases	(16,897)	(17,118)
Proceeds from the sale of property and equipment and equipment on operating leases	8,398	7,952
Proceeds from life insurance	3,915	4,781
Other	(4,417)	—

Net cash used in investing activities	(35,817)	(27,751)

Cash Flows from Financing Activities
Repayment of other borrowings	(5,788)	(54)
Debt issuance costs	(3,920)	—
Debt modification costs	—	(16,430)
Corporate debt — issuances	151,780	—
Corporate debt — repayments	(170,840)	(1,255)
Non-corporate debt — issuances	20,680	158,244
Non-corporate debt — repayments	(18,782)	(166,211)
Dividends paid	(12,131)	(15,141)
Proceeds from stock option exercises	1,586	16,858
Excess tax benefits from stock-based payments arrangements	265	1,586
Purchase of treasury shares	(316,988)	(99,873)

Net cash used in financing activities	(354,138)	(122,276)

Effect of exchange rate changes on cash and cash equivalents	(542)	7,467

Net decrease in cash and cash equivalents	$(242,704)	$(126,948)
Cash and cash equivalents at beginning of year	349,237	414,239

Cash and cash equivalents at end of period	$106,533	$287,291

Non-cash investing and financing activities:
Assets acquired under capital leases	$2,858	$10,029